Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

May 25, 2011

Hewlett-Packard Company

1.550% Global Notes due May 30, 2014

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	A2 (Moody’s Investors Service) / A (Standard & Poor’s) / A+ (Fitch Ratings)

Trade Date:	May 25, 2011

Settlement Date:	May 31, 2011

Maturity Date:	May 30, 2014

Aggregate Principal Amount Offered:	$500,000,000

Coupon:	1.550%

Price to Public (Issue Price):	99.971%

Benchmark:	UST 1.000% due May 15, 2014

Benchmark Yield:	0.880%

Spread to Benchmark:	+68 basis points

Re-offer Yield:	1.560%

Interest Payment Dates:	Semi-annually on May 30 and November 30 of each year, beginning on November 30, 2011

Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate +10 basis points

CUSIP:	428236BK8

Denominations:	$2,000 × $1,000

Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. Incorporated

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Deutsche Bank Securities Inc. toll free at 1-800-503-4611, (2) J.P. Morgan Securities LLC collect at 212-834-4533 or (3) RBS Securities Inc. toll free at 866-884-2071.